Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

EOS S.p.A.:

We consent to the incorporation by reference in this Form 8-K of Clovis Oncology, Inc. filed with the Securities and Exchange Commission on November 19, 2013 and the Registration Statements (Form S-3 Nos. 333-188063 and 333-189234 and Form S-8 Nos. 333-178283, 333-182278 and 333-190565) of Clovis Oncology, Inc. of our report dated November 19, 2013, with respect to the balance sheets of EOS S.p.A. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Form 8-K of Clovis Oncology, Inc. dated November 19, 2013.

/s/ KPMG S.p.A.

Milan, Italy

November 19, 2013